Exhibit 10.7

Compensation of Non-Employee Directors. During 2004, directors who were not full time employees of Trinity or Los Alamos National Bank were paid as follows:

Trinity Capital Corporation

Director	$500.00 per month
Chairman of the Board	Additional $500.00 per month
Vice-Chairman of the Board	Additional $300.00 per month

Los Alamos National Bank

Director	$1,000.00 per month

Title Guaranty & Insurance Company

Director	None